EXHIBIT 99.1

Brookfield Asset Management Announces Strong Second Quarter Results

Announced Over $55B of Asset Sales to Date in 2025

Quarterly Fee-Related Earnings Up 16% Year-Over-Year and 18% Over the Last Twelve Months

$22B of Capital Raised in the Quarter and $97B Raised Over the Last Twelve Months

NEW YORK, Aug. 06, 2025 (GLOBE NEWSWIRE) -- Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) (“BAM”), a leading global alternative asset manager headquartered in New York with over $1 trillion of assets under management, today announced financial results for the quarter ended June 30, 2025.

Connor Teskey, President of Brookfield Asset Management, stated, "Our second quarter results highlight the continued momentum and strength of our business. Fee-related earnings were up 16%, with distributable earnings up 12%. We have announced sales of over $55 billion of assets to date in 2025, demonstrating the robust demand for great businesses in sectors where we hold leadership positions.”

He continued, “As the secular trends of decarbonization, deglobalization, and digitalization continue to accelerate, we are extending our leadership by forming large-scale, proprietary investment partnerships with governments, corporates and institutions. These themes are driving significant investment activity and fundraising momentum, positioning us to deliver strong long-term value for both our clients and our shareholders.”

Operating Results

Fee-related earnings, or FRE, increased by 16% to $676 million or $0.42 per share compared to the prior year period largely due to $97 billion of fundraising over the past twelve months.

Unaudited For the periods ended (US$ millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Fee-Related Earnings[1]	$676	$583	$2,695	$2,281
Add: Investment & Other Income (Net of Interest Expense)[2]	14	29	150	154
Add: Equity-Based Compensation Costs	11	12	41	34
Less: Cash Taxes	(88)	(76)	(351)	(220)
Distributable Earnings[1]	$613	$548	$2,535	$2,249

Fee-related earnings per share	$0.42	$0.36	$1.65	$1.40
Distributable earnings per share	$0.38	$0.34	$1.56	$1.38

Net income attributable to BAM	$620	$495	$2,433	$1,804

See endnotes

Distributable earnings, or DE, increased by 12% to $613 million or $0.38 on a per share basis compared to the prior year period due to growth in FRE, partially offset by the impact of cash taxes. Net income attributable to BAM totaled $620 million for the quarter, up 25% from the prior year period, primarily due to FRE growth.

Regular Dividend Declaration

The board of directors of BAM declared a quarterly dividend of $0.4375 per share, payable on September 29, 2025, to shareholders of record as of the close of business on August 29, 2025.

Operating Highlights

Financial Results

Fee-bearing capital reached $563 billion at the end of the second quarter, up 10%, or $49 billion over the last twelve months.

In the quarter, fee-bearing capital benefited from strong capital raising by our partner managers and numerous complementary funds, and active deployments, especially in our credit funds. Fee-bearing capital also benefitted from strong insurance capital inflows and market recovery of the share prices of our listed affiliates.

On the back of this growth, fee-related earnings were $676 million ($0.42 / share) for the quarter and $2.7 billion ($1.65 / share) over the last twelve months, up 16% and 18% over the same periods in the prior year, respectively.

Distributable earnings were $613 million ($0.38 / share) for the quarter and $2.5 billion ($1.56 / share) over the last twelve months, up 12% and 13% over the same periods in the prior year, respectively.

Fundraising

We raised $22 billion in the second quarter of 2025, nearly 70% of which came from complementary strategies. Fundraising highlights for the quarter include:

  In renewable power & transition, we raised $1.5 billion of capital. This includes over $800 million for the second vintage of our global transition flagship fund, bringing the capital raised to date for the strategy to over $15 billion. This fund is the largest renewable power or energy transition fund ever and we expect to raise more capital during the final close in the third quarter.
  In infrastructure, we raised $1.7 billion of capital, including over $1.0 billion in our supercore infrastructure strategy, our strongest quarter in over three years.
  In private equity, we raised $1.3 billion of capital, including over $500 million in our special investments strategy, and expect to be out soon with the next vintage of our flagship fund.
  In real estate, we raised $1.8 billion of capital, including $500 million for the fifth vintage of our flagship fund strategy and its associated geographic sleeves. We are on track to raise our largest real estate strategy ever.
  In credit, we raised $16 billion of capital. This included over $10 billion across our credit partner managers and $4.4 billion from insurance accounts. Additionally, we expect to hold a first close for the fourth vintage of our infrastructure mezzanine debt strategy shortly, which would bring total capital raised to-date to $4.0 billion.

Notable Transactions

We are increasingly the partner of choice for governments, corporates, and institutions seeking access to scale capital and an aligned counterparty with the ability to move quickly, execute with certainty, and deliver complex, large-scale projects. Two recent such partnerships include:

  We agreed with Google to a first-of-its-kind Hydro Framework Agreement to deliver up to 3,000 MW of carbon-free hydroelectric capacity across the United States. This framework represents the world’s largest corporate clean power deal for hydroelectricity.
  We announced an agreement in Sweden to invest up to $10 billion to build next-generation digital infrastructure, supporting the growth of AI and advanced computing in the country.

We deployed $28 billion of equity capital in the second quarter. Highlights of these include:

  In infrastructure, we announced deployments of nearly $10 billion. The largest of these include Colonial Enterprises, a world-class midstream asset portfolio including the Colonial Pipeline, the largest refined products pipeline in the U.S. for $9.0 billion (equity value of $3.4 billion); Hotwire Communications, a leading bulk fiber-to-the-home provider across the U.S for nearly $7.0 billion (equity value of $4.0 billion); and Wells Fargo Rail, the second largest railcar leasing platform in North America, in partnership with GATX, for over $5.0 billion (equity value of $1.2 billion).
  In credit, we deployed $11.8 billion of capital across a broad range of strategies including $1.7 billion in our flagship opportunistic credit strategy and $1.2 billion in our infrastructure mezzanine debt strategy.
  In renewable power & transition, we deployed $1.3 billion of capital, including over $900 million for the acquisition of the U.S. renewables business of National Grid.

We monetized approximately $36 billion of assets since the beginning of the second quarter. Recent notable transactions include:

  In real estate, we sold $12 billion of assets, including Aveo Group, a market-leading senior living platform in Australia, for $2.4 billion; Fundamental Income, a 100% net lease real estate platform in the U.S., for $2.2 billion; Livensa Living, a leading student housing platform in Iberia, for $1.4 billion; and Mare Nostrum, the largest single-asset hotel transaction in Spanish history, for $500 million.
  In infrastructure, we sold $9.5 billion of assets, including a portfolio of stabilized data center assets developed by our Data4 platform for $3.6 billion; a stake in Patrick Terminals, a container terminal operations business in Australia, for $2.0 billion; and sold Natural Gas Pipeline of America for approximately $1.4 billion.
  In renewable power & transition, we sold $5.8 billion of assets, including a U.S. hydropower portfolio and an additional 25% stake in a U.S. wind project.

Uncalled Fund Commitments and Liquidity

As of June 30, 2025, we had a total of $128 billion of uncalled fund commitments. Currently, $54 billion are not earning fees but will earn approximately $540 million of fees annually once deployed.

We had corporate liquidity of $1.5 billion on our balance sheet as of June 30, 2025, comprised of cash, short term financial assets, and the undrawn capacity on our revolving credit.

Recent Transactions and Corporate Announcements

  We increased our ownership in Primary Wave by 9% to 44% for approximately $80 million.
  We participated in the Castlelake-led acquisition of Concora, a specialty credit card origination platform and manager, for approximately $200 million.
  BAM was added to the FTSE Russell 1000 Index, effective July 1, 2025.
  Subsequent to quarter end, Brookfield entered into an agreement to acquire Just Group, a leading provider of retirement services in the U.K. individual retirement market. Upon closing, we will manage a significant portion of Just Group’s $36 billion portfolio on terms consistent with our existing investment management agreements with Brookfield’s insurance group (BWS). BAM is not contributing capital to the transaction and will not assume any insurance liabilities.
End Notes

Note: All references to asset deployment and monetizations include completed transactions and transactions in the process of being completed.
1.	See Reconciliation of Net Income to Fee-Related Earnings and Distributable Earnings on page 6 and Non-GAAP and Performance Measures section on page 8.
2.	Other income includes BAM's portion of equity method investments’ realized carried interest, investment income, interest expense and other items.

Brookfield Asset Management Statement of Financial Position

Unaudited As at (US$ millions)	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$480	$404
Accounts receivable and other	679	645
Investments	9,487	9,355
Investments of consolidated funds	744	251
Due from affiliates	3,529	2,569
Deferred income tax assets and other assets	1,224	933
Total Assets	$16,143	$14,157

Liabilities
Accounts payable and other	$2,759	$1,577
Corporate borrowings	743	—
Borrowings of consolidated funds	507	251
Due to affiliates	990	1,092
Deferred income tax liabilities and other	1,973	2,149
	6,972	5,069

Equity	9,171	9,088

Total Liabilities and Equity	$16,143	$14,157

Brookfield Asset Management Statement of Operating Results

Unaudited For the periods ended (US$ millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Revenues
Management and incentive fee revenues	$931	$821	$1,885	$1,607
Carried interest income, net of amounts attributable to BN	94	54	180	75
Other revenues, net	57	41	91	118
Other revenues of consolidated funds	8	—	15	—
Total Revenues	1,090	916	2,171	1,800

Expenses
Compensation, operating, and general and administrative expenses	(504)	(368)	(847)	(728)
Interest expense	(31)	(5)	(34)	(9)
Interest expense of consolidated funds	(6)	—	(16)	—
Total Expenses	(541)	(373)	(897)	(737)
Other (expenses) income	(84)	64	(299)	(92)
Other income of consolidated funds	13	—	27	—
Share of income from equity method investments	181	53	239	133
Income Before Taxes	659	660	1,241	1,104
Income tax expense	(75)	(142)	(150)	(213)
Net Income	584	518	1,091	891
Net loss (income) attributable to BN	45	(23)	124	45
Net income attributable to consolidated funds	(9)	—	(14)	—
Net income attributable to BAM	$620	$495	$1,201	$936

Net income attributable to BAM per share
Diluted	$0.38	$0.31	$0.74	$0.58
Basic	$0.38	$0.31	$0.74	$0.59

SELECT FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO FEE-RELATED EARNINGS AND DISTRIBUTABLE EARNINGS

Brookfield Asset Management

Unaudited For the periods ended (US$ millions)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Net income	$584	$518	$1,091	$891
Add or subtract the following:
Provision for taxes[1]	75	142	150	213
Depreciation and amortization[2]	11	3	14	7
Carried interest allocations[3]	63	(55)	61	68
Carried interest allocation compensation[3]	16	(40)	162	44
Other expenses (income)[4]	55	(24)	110	48
Interest expense[5]	37	5	50	9
Interest and dividend revenue[5]	(42)	(36)	(62)	(83)
Other revenues[6]	(197)	—	(312)	(172)
Share of income from equity method investments[7]	(181)	(53)	(239)	(133)
Fee-related earnings of equity method investments at our share[7]	103	77	209	148
Compensation costs recovered from affiliates[8]	137	45	129	89
Fee Revenues from BSREP III & other[9]	15	1	11	6
Fee-Related Earnings	676	583	1,374	1,135
Add: Investment & Other Income (Net of Interest Expense)[10]	14	29	47	67
Add: Equity-Based Compensation Costs	11	12	25	22
Less: Cash taxes[11]	(88)	(76)	(179)	(129)
Distributable Earnings	$613	$548	$1,267	$1,095

1.	This adjustment removes the impact of income tax provisions on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over the long-term due to the substantial deferred tax assets of BAM.
2.	This adjustment removes the depreciation and amortization on property, plant and equipment and intangible assets, which are non-cash in nature and therefore excluded from Fee-Related Earnings.
3.	These adjustments remove the impact of both unrealized and realized carried interest allocations and the associated compensation expense. Unrealized carried interest allocations and associated compensation expense are non-cash in nature. Carried interest allocations and associated compensation costs are included in Distributable Earnings once realized.
4.	This adjustment removes other income and expenses associated with fair value changes for consolidated entities and funds.
5.	This adjustment removes interest and charges paid or received from related party loans by consolidated entities and funds.
6.	This adjustment adds back other revenues earned that are non-cash in nature.
7.	These adjustments remove our share of equity method investments' earnings, including items 1) to 6) above and include its share of equity method investments' Fee-Related Earnings.
8.	This item adds back compensation costs that will be borne by affiliates.
9.	This adjustment adds base management fees earned from funds that are eliminated upon consolidation and other items.
10.	This adjustment adds back other income associated with our portion of partly owned subsidiaries’ investment income, realized carried interest, interest income and interest expense.
11.	Represents the impact of cash taxes paid by the business.

Additional Information

The Letter to Shareholders and the Supplemental Information for the three months and twelve months ended June 30, 2025 contain further information on the company’s strategy, operations and financial results. Shareholders are encouraged to read these documents, which are available on BAM’s website.

The statements contained herein are based primarily on information that has been extracted from our financial statements for the quarter ended June 30, 2025, which have been prepared using U.S. GAAP. The amounts have not been audited by BAM’s external auditor.

BAM’s board of directors has reviewed and approved this document, including the summarized unaudited consolidated financial statements, prior to its release.

Information on our dividends can be found on our website under the “Stock & Distributions - Distribution History” section at bam.brookfield.com.

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access BAM’s Second Quarter 2025 Results, as well as the Letter to Shareholders and Supplemental Information, on its website under the “Reports & SEC Filings” section at bam.brookfield.com.

To participate in the Conference Call today at 10:00 a.m. ET, please preregister at https://register-conf.media-server.com/register/BI14639c34eb77456797cac242a7553ac1. Upon registering, you will be emailed a dial-in number, and unique PIN.

The Conference Call will also be webcast live at https://edge.media-server.com/mmc/p/4r9po27b/. For those unable to participate in the Conference Call, the telephone replay will be archived and available for 90 days, or on our website at bam.brookfield.com.

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE: BAM, TSX, BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across renewable power and transition, infrastructure, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

Please note that Brookfield Asset Management Ltd.’s previous audited annual and unaudited quarterly reports have been filed on EDGAR and SEDAR+ and can also be found in the investor section of its website at bam.brookfield.com. Hard copies of the annual and quarterly reports can be obtained free of charge upon request.

For more information, please visit our website at bam.brookfield.com or contact:

Media: Simon Maine Tel: +44 739 890 9278 Email: simon.maine@brookfield.com	Investor Relations: Jason Fooks Tel: (866) 989-0311 Email: jason.fooks@brookfield.com

Non-GAAP and Performance Measures of our Asset Management Business

This news release and accompanying financial information are based on generally accepted accounting principles in the United States of America (“U.S. GAAP”).

We make reference to Distributable Earnings (“DE”), which is referring to the sum of its fee-related earnings, realized carried interest, realized principal investments, interest expense, and general and administrative expenses; excluding equity-based compensation costs and depreciation and amortization. The most directly comparable measure disclosed in the primary financial statements of Brookfield Asset Management for DE is net income. This provides insight into earnings received by the company that are available for distribution to common shareholders or to be reinvested into the business.

We use Fee-Related Earnings (“FRE”) and DE to assess our operating results and the value of Brookfield’s business and believe that many shareholders and analysts also find these measures of value to them.

We disclose a number of financial measures in this news release that are calculated and presented using methodologies other than in accordance with U.S. GAAP. These financial measures, which include FRE and DE, should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, similar financial measures calculated in accordance with U.S. GAAP. We caution readers that these non-GAAP financial measures or other financial metrics are not standardized under U.S. GAAP and may differ from the financial measures or other financial metrics disclosed by other businesses and, as a result, may not be comparable to similar measures presented by other issuers and entities.

We provide additional information on key terms and non-GAAP measures in our filings available at bam.brookfield.com.

Notice to Readers

BAM is not making any offer or invitation of any kind by communication of this news release and under no circumstance is it to be construed as a prospectus or an advertisement.

This news release contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of other relevant securities legislation, including applicable securities laws in Canada, which reflect our current views with respect to, among other things, our operations and financial performance (collectively, “forward-looking statements”). Forward-looking statements include statements that are predictive in nature, depend upon or refer to future results, events or conditions, and include, but are not limited to, statements which reflect management’s current estimates, beliefs and assumptions regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies, capital management and outlook of BAM and its subsidiaries, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and which are in turn based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. The estimates, beliefs and assumptions of BAM are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Forward-looking statements are typically identified by words such as “target”, “project”, “forecast”, “expect”, “anticipate”, “believe”, “foresee”, “could”, “estimate”, “goal”, “intend”, “plan”, “seek”, “strive”, “will”, “may” and “should” and similar expressions. In particular, the forward-looking statements contained in this news release include statements referring to future results, performance, achievements, prospects or opportunities of BAM or the US, Canadian or international markets.

Although BAM believes that such forward-looking statements are based upon reasonable estimates, beliefs and assumptions, actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: (i) volatility in the trading price of our class A limited voting shares; (ii) deficiencies in public company financial reporting and disclosures; (iii) the difficulty for investors to effect service of process and enforce judgments in various jurisdictions; (iv) being subjected to numerous laws, rules and regulatory requirements; (v) the potential ineffectiveness of our policies to prevent violations of applicable law; (vi) foreign currency risk and exchange rate fluctuations; (vii) further increases in interest rates; (viii) political instability or changes in government; (ix) unfavorable economic conditions or changes in the industries in which we operate; (x) inflationary pressures; (xi) catastrophic events, such as earthquakes, hurricanes, or pandemics/epidemics; (xii) ineffective management of sustainability considerations, and inadequate or ineffective health and safety programs; (xiii) failure of our information technology systems; (xiv) us and our managed assets becoming involved in legal disputes; (xv) losses not covered by insurance; (xvi) inability to collect on amounts owing to us; (xvii) operating and financial restrictions through covenants in our loan, debt and security agreements; (xviii) the material assets of BAM consist solely of its interest in the common shares of Brookfield Asset Management ULC; (xix) our liability for our asset management business; (xx) our ability to maintain our global reputation; (xxi) risks related to our renewable power and transition, infrastructure, private equity, real estate, and credit strategies; (xxii) the impact on growth in fee-bearing capital of poor product development or marketing efforts; (xxiii) meeting our financial obligations due to our cash flow from our asset management business; (xxiv) our acquisitions; (xxv) requirement of temporary investments and backstop commitments to support our asset management business; (xxvi) revenues impacted by a decline in the size or pace of investments made by our managed assets; (xxvii) our earnings growth can vary, which may affect our dividend and the trading price of our class A limited voting shares; (xxviii) exposed risk due to increased amount and type of investment products in our managed assets; (xxix) information barriers that may give rise to conflicts and risks; (xxx) Brookfield Corporation (“BN”) exercising substantial influence over BAM; (xxxi) BN transferring the ownership of BAM to a third party; (xxxii) potential conflicts of interest with BN; (xxxiii) difficulty in maintaining our culture or managing our human capital; (xxxiv) United States and Canadian taxation laws and changes thereto and (xxxv) other factors described from time to time in our documents filed with the securities regulators in the United States and Canada.

We caution that the foregoing list of important factors that may affect future results is not exhaustive and other factors could also adversely affect future results. Readers are urged to consider these risks, as well as other uncertainties, factors and assumptions carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements, which are based only on information available to us as of the date of this news release. Except as required by law, BAM undertakes no obligation to publicly update or revise any forward-looking statements, whether written or oral, that may be as a result of new information, future events or otherwise.

Past performance is not indicative nor a guarantee of future results. There can be no assurance that comparable results will be achieved in the future, that future investments will be similar to historic investments discussed herein, that targeted returns, growth objectives, diversification or asset allocations will be met or that an investment strategy or investment objectives will be achieved (because of economic conditions, the availability of appropriate opportunities or otherwise).

Target returns and growth objectives set forth in this news release are for illustrative and informational purposes only and have been presented based on various assumptions made by BAM in relation to the investment strategies being pursued, any of which may prove to be incorrect. There can be no assurance that targeted returns or growth objectives will be achieved. Due to various risks, uncertainties and changes (including changes in economic, operational, political or other circumstances) beyond BAM’s control, the actual performance of the business could differ materially from the target returns and growth objectives set forth herein. In addition, industry experts may disagree with the assumptions used in presenting the target returns and growth objectives. No assurance, representation or warranty is made by any person that the target returns or growth objectives will be achieved, and undue reliance should not be put on them.

Certain of the information contained herein is based on or derived from information provided by independent third-party sources. While BAM believes that such information is accurate as of the date it was produced and that the sources from which such information has been obtained are reliable, BAM makes no representation or warranty, express or implied, with respect to the accuracy, reasonableness or completeness of any of the information or the assumptions on which such information is based, contained herein, including but not limited to, information obtained from third parties.